Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

August 6, 2026

CBIZ, Inc.

5959 Rockside Woods Blvd. N.

Suite 600

Independence, Ohio 44131

Ladies and Gentlemen:

We have acted as counsel to CBIZ, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 filed on the date hereof (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s offer to rescind the previous acquisition of up to 481,049 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) by persons who acquired such Shares pursuant to the CBIZ, Inc. 2007 Employee Stock Purchase Plan (as amended and restated from time to time) between October 16, 2023 and April 15, 2026.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

August 6, 2026

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP